Exhibit 99(c)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints George A. Henning and Barbara A. Kelley, and each of them, my true and lawful attorneys-in-fact and agents for me and in my name, place and stead, in any and all my capacities as a director and officer of Pacific Global Fund, Inc. (dba Pacific Advisors Fund, Inc.), a Maryland corporation, to sign on my or its behalf the Registration Statement under the Securities Act of 1933 (33-50208), the Investment Company Act of 1940 (811-7062) and any amendments and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other applicable regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

DATED this 4th day of November, 2010.

/s/ Peter C. Hoffman	11/4/2010
Peter C. Hoffman	Date
Director

On this 5 day of November 2010, before me Mary L. Fahey, the undersigned Notary Public, personally appeared Peter C. Hoffman, known to me to be the person whose name is subscribed to the above Power of Attorney, and acknowledged that s/he executed it.

WITNESS my hand and official seal

/s/ Mary L. Fahey
Notary Public

MARY L. FAHEY
Commission # 1795680
Notary Public - California
Los Angeles County
My Comm. Expires Apr 18, 2012